Exhibit 11 - Computation of Earnings per Share

AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

SCHEDULE SETTING FORTH COMPUTATION OF EARNINGS PER SHARE OF
CLASS A
STOCK

(Amounts in thousands, except per share data)

	Year Ended December 31,

	2002		2001		2000

	(Dollars in thousands)

Weighted average number of shares outstanding:
4% Preferred	140		149		158
6-1/2% Preferred	588		615		654
Class A	19,538		19,184		18,916

BASIC EPS
Net (Loss) income	$ (44,047	)(1)	$ (7,201	)(1)	$ 579	(1)

Earnings per Class A share	$ (2.27)		$ (0.38)		$ 0.03

Shares used in calculation	19,538		19,184		18,916

DILUTED EPS(2)
Net (Loss) income	$ (44,047)		$ (7,201)		$ 579

Earnings per Class A share	$ (2.27)		$ (0.38)		$ 0.03

Share used in calculation:
Basic	19,538		19,184		18,916
Stock options	—		—		141

T o t a l	19,538		19,184		19,057

(1)	After deduction of preferred stock dividends of $218, $227 and $234, respectively.
(2)	In 2002, 2001 and 2000, the conversion of the 4% and 6-1/2% Preferred Stocks was excluded from the diluted EPS calculation due to the antidilutive effect.